Exhibit 99.1

November 26, 2021

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with an update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of September 30, 2021. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

10-Q FILING AND CASH FLOW FROM OPERATIONS

Summit filed its Quarterly Report on Form 10-Q for the period ended September 30, 2021 with the Securities and Exchange Commission (the “SEC”) on November 12, 2021. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

Net cash provided by operating activities was $1,804,000 for the nine months ended September 30, 2021 compared to $1,711,000 for the nine months ended September 30, 2020. For further discussion on cash flows, please refer to the Form 10-Q for the period ended September 30, 2021.

CORONAVIRUS (COVID-19) UPDATE

The COVID-19 epidemic continues to evolve, even with the implementation of the Pfizer, Moderna and Johnson & Johnson vaccines. The Centers for Disease Control and Prevention now suggests boosters for those over age 18. The fluidity of this situation precludes any prediction as to the ultimate material adverse impact on the demand for senior housing and skilled nursing and presents material uncertainty and risk with respect to our business, operations, financial condition and liquidity.

For the period ended September 30, 2021, two of our tenants experienced a material adverse effect on their operations related to COVID-19, and that has affected their ability to make their rent payments to us in 2021. In October 2020, under a court order, a receiver assumed the responsibilities of operating and managing the Pennington Gardens facility in Chandler, Arizona. In October 2021, we reached an agreement with the tenant at that facility to terminate the lease, and we are currently negotiating with the U.S. Department of Housing and Urban Development (“HUD”) to approve the termination of the lease and appointment of the current receiver as the new operator/manager. During the nine-month period ended September 30, 2021, we recorded rent payments on a cash basis and wrote off the remaining straight-line rent receivable of $0.4 million. The other tenant that is experiencing operational issues is managing the Sundial Assisted Living facility in Redding, California. In October 2021, we reached an agreement with the tenant at that facility to terminate the lease, and we are currently negotiating with HUD to approve the termination of the lease and installation of a new operator/manager. Beginning June 2021, we recorded rent payments on a cash basis and in May 2021, wrote off the remaining straight-line rent receivable of $0.1 million.

Please review our Form 10-Q for the period ended September 30, 2021 filed with the SEC on November 12, 2021 for additional information regarding the risks associated with this pandemic and its impact on us. We will continue to monitor the impact on our business as well as proactively work with our tenants and partners through this difficult time.

ANNUAL STOCKHOLDERS MEETING

The annual meeting of stockholders was held on Tuesday, November 9, 2021 at 10:00 am, at our corporate office located at 2 South Pointe Drive, Suite #100, Lake Forest, CA 92630. Messrs. J. Steven Roush and Kent Eikanas, and Ms. Suzanne Koenig were re-elected to our Board of Directors. In addition, the annual compensation paid to the executive officers was approved in response to the non-binding, advisory votes received.

ELIZABETH PAGLIARINI INTERVIEWED BY SKILLED NURSING NEWS AND Participated in panel addressing WOMEN IN LEADERSHIP

On September 30, 2021, our chief financial officer and chief operating officer, Elizabeth Pagliarini was featured in an article from Skilled Nursing News “Summit Healthcare REIT ‘Solely Focused’ on SNF Deals”. In this article, Ms. Pagliarini addressed the challenges of navigating a healthcare portfolio during the COVID pandemic, while focusing on new acquisition strategies, possible partners, and other future growth plans to help maximize returns for the REIT.

In addition, On October 21, 2021, Ms. Pagliarini served on a panel of thought leaders and top executives at the Association for Corporate Growth (ACG) Orange County’s heralded Women in Leadership Speakers Series, “Scaling the Growth Wall: Lessons and Learnings from Ladies Who Did It” at The Center Club in Costa Mesa, California. Ms. Pagliarini and her fellow panelists addressed how to build a business plan for growth, and some best practices and strategies they have used to navigate the challenges companies face when scaling up.

PORTFOLIO

Summit currently has ownership interests in 46 senior housing facilities totaling 4,397 beds across 13 states as follows: 100% ownership of six properties, a 95% interest in four properties, a 35% interest in two properties, a 20% interest in two properties, and a 10% interest in 32 properties. We will continue to endeavor to raise institutional third-party capital to make acquisitions that we believe are accretive to shareholder value, as well as consider other potential strategic options that we believe would be in the best interests of our shareholders.

PROPERTY PROFILE – TOUCHPOINTS AT MANCHESTER

On August 10, 2017, we acquired, with a joint venture equity partner, a skilled nursing facility in Manchester, Connecticut currently known as Touchpoints at Manchester for approximately $5.25 million. This property was acquired as part of a portfolio of nine skilled nursing assets in Connecticut. The 53,475 square foot facility has 131 operating beds and was built in 1966. The facility is leased to iCare Health Management, LLC, through a sale-leaseback transaction, and pursuant to a fifteen-year term lease on a triple-net basis.

Please review all our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh at (949) 535-1988. As always, thank you for your continued confidence and support. Have a wonderful Thanksgiving and holiday season!

Sincerely,

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2020 and quarterly report for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.